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March 19, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Flagstar Bancorp, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A, as part of the Form 8-K/A of Flagstar Bancorp, Inc. dated March 19, 2015. We agree with the statements concerning our Firm in such Form 8-K/A. We have no basis to agree or disagree with the disclosures in the fourth paragraph.

Sincerely,

Baker Tilly Virchow Krause, LLP

Baker Tilly Virchow Krause, LLP

The information provided here is of a general nature and is not intended to address the specific circumstances of any individual or entity. In specific circumstances, the services of a professional should be sought. Tax information, if any, contained in this communication was not intended or written to be used by any person for the purpose of avoiding penalties, nor should such information be construed as an opinion upon which any person may rely.

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